Code of Ethics

XA Investments LLC

May 2017

I      INTRODUCTION

XA Investments LLC (the “Firm”) has adopted this Code of Ethics (the “Code”) to set forth the ethical and professional standards required of the Firm and its officers and employees, as will apply to the Firm and its personnel on and after the effective date of the Firm’s registration with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The policies and procedures set forth in this Code are intended to further the commitment of the Firm and its management to maintaining the trust and confidence of its clients1, to satisfying the Firm’s fiduciary obligations, and to complying with legal and regulatory requirements and with the Firm’s own internal policies and procedures. As a fiduciary, the Firm has the responsibility to render professional and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of its clients and, in its dealings with its clients, must avoid or disclose conflicts of interest.

A.	Applicable to all Personnel

Subject to such waivers or exemptions as are discussed below, once effective the Code will cover all personnel of the Firm, including members, officers, directors (and other persons occupying a similar status or performing similar functions), and employees. This Code also covers individuals associated with the Firm in any manner that provide investment advice and are subject to the Firm’s supervision and control. All such persons as are covered by this Code are collectively, hereinafter, “Firm Personnel” or “Personnel”.

Temporary employees and consultants that, in each case, are engaged by the Firm to provide clerical, administrative or professional services that are not directly investment related will not be considered to be Personnel subject to this Code except to the extent the Chief Compliance Officer (“CCO”) notifies them to the contrary.

Action Required to be Taken by the CCO: As to each temporary employee or consultant engaged by the Firm, the CCO is responsible for determining whether such individual shall be required to comply with the Code. The CCO is also responsible for documenting such determination and maintaining such documentation for a minimum of five years from the end of the fiscal year in which the temporary employee’s or consultant’s association with the Firm is terminated, provided that for all but the final two years of such document maintenance period such document shall be maintained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

Notwithstanding the foregoing, the CCO may exempt any person from all or any portion of the Code upon a finding that such person is neither an “Access Person,” as defined at Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the “1940 Act”) or Rule 204A-1 of the Advisers Act nor a “supervised person,” as defined at Section 202(a)(25) of the Advisers Act, and that, such person’s duties and responsibilities are such that application of all or any particular portion of this Code to such person is not reasonably necessary. Accordingly, all persons subject to the Code shall be considered to be Access Persons, regardless of whether they meet any

1 The Firm’s clients consist of persons to whom the Firm provides investment advice. The Firm’s current business model contemplates that clients will be limited to funds registered with the U.S. SEC.

particular definition thereof while persons that have been exempted from all or any particular portion of the Code shall not be considered to be Access Persons to the extent of that exemption. The CCO also may waive provisions of the Code on a case-by-case basis, after reviewing the circumstances surrounding the request for a waiver.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all exemptions or such waivers and the basis therefore and shall maintain such documentation for a minimum of five years from the end of the fiscal year in which the individual to whom it relates terminates his or her association with the Firm, provided that for all but the final three years of such document maintenance period such document shall be maintained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

B.	Requests by Clients for Copies of the Code of Ethics

The Firm is required to provide a copy of this Code to any client or prospective client upon request. Any person receiving such a request shall either provide a copy directly or request that the Firm’s CCO provide a copy and shall document the action taken.

Action Required to be Taken by all Firm Personnel: Any individual that receives a request from a client or prospective client for a copy of the Code shall either provide a copy thereof or request that the Firm’s CCO provide a copy. The individual shall document such action by sending an email confirming the action to the client or prospective client or the CCO, as applicable.

C.	Regulatory Requirements

The Code has been adopted in connection with the Firm’s compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1(c) under the 1940 Act, as applicable.

As a registered investment adviser, the Firm, pursuant to Rule 204A-1, is required to establish, maintain and enforce a written code of ethics that, at a minimum:

•	Sets forth the general standard of conduct required of all supervised persons, which standard reflects the fiduciary duties that the Firm and all such individuals owe to the Firm’s clients.

•	Requires compliance by all supervised persons with applicable federal securities laws.

•	Requires certain supervised persons to report, and for the Firm to review, their personal securities transactions and holdings periodically.

•	Requires prompt reporting by all supervised persons of any violations of this Code.

•

Requires distribution by the Firm of the Code and of any amendments to all supervised persons and for the Firm to obtain written acknowledgements from all such individuals as to their receipt of the Code.

As an adviser to a registered investment company (a “Fund”), the Firm, pursuant to Rule 17j-1(c) under the 1940 Act, will be required to adopt a written code of ethics containing provisions reasonably necessary to prevent the Firm’s Access Persons from engaging in the following unlawful activity:

•	To employ any device, scheme or artifice to defraud the Fund;

•

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

D.	Other Topics Covered In the Code

In addition to the minimum requirements set forth above, the Code also addresses the Firm’s policies and procedures regarding:

•	Duty to report violations of the code and sanctions

•	Safeguarding and maintaining confidential information

•	Handling of nonpublic information and prohibitions against insider trading

•	Investment activities

•	Outside business activities

•	Giving and receiving of gifts and entertainment

•	Political activities

•	Client complaints

•	Reporting by Firm Personnel

•	Annual compliance reports

•	Recordkeeping requirements

E.	Code May be Supplemented by Other Applicable Policies

The Code has been drafted in a manner that allows it to apply equally to all Personnel regardless of their specific functions or responsibilities. As a result of this “one size fits all” approach, the Firm may, from time-to-time, supplement the Code as it applies to Personnel that perform certain functions or that have particular responsibilities by the adoption of separate, more specialized policies and procedures. Where this is the case, Personal to whom these separate policies and procedures apply must comply with both the Code and these additional policies – or the more restrictive of the two. More generally, the existence of the Code should not be understood as relieving Personnel, in any manner, from their continuing responsibility to familiarize themselves, and to comply, with all applicable policies and procedures of the Firm.

F.	Best Judgment and Further Advice

It is not reasonable to expect this Code or other applicable policies or procedures of the Firm to cover all of the possible situations that Personnel may encounter. For this reason, nothing in this Code removes the need for all Personnel to use their best judgment in order to maintain high professional standards and to consult with their supervisors as well as the CCO, as needed.

Personnel that are unsure how to handle a particular situation should consult with their supervisor or the CCO for advice.

G.	Receipt and Acknowledgement of the Code

The CCO is responsible for providing all Personnel with a copy of the Code and of all amendments or other updates thereto. Access may be provided in hard copy or electronically through the Firm’s internal electronic systems.

Unless exempt, all Personnel must read, understand and adhere fully to this Code as well as any amendments to the Code. All such Personnel are also required to sign an Acknowledgement that they have read the entire Code, and from time-to-time, any amendments, and have had an opportunity to review any portions with their supervisor and the CCO.

By signing the Acknowledgement, each signatory agrees to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in the Code and acknowledge that any such failure may result in disciplinary action, up to and including termination. Failure to comply with the terms of this Code can also subject the Firm and responsible supervisors and involved individuals to fines, penalties and potentially even criminal proceedings in addition to significant reputational harm and regulatory sanctions. From time-to-time, the Firm may ask any recipient of this Code to certify his or her continued compliance with the applicable terms and/or with any other applicable restrictions, limitations or requirements and to sign an Acknowledgement with respect to any amendments hereto.

A copy of the Acknowledgement can be found at the end of this Code. Each recipient is required to deliver the completed Acknowledgement to the CCO.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to complete an Acknowledgment and deliver the completed Acknowledgement to the CCO.

The CCO is responsible for confirming that each individual subject to this Code has completed an Acknowledgment and delivered the same to the CCO and maintaining copies of the completed Acknowledgments.

Action Required to be Taken by the CCO: The CCO shall verify that each individual subject to this Code has acknowledged receipt of the Code and of each amendment thereto. The CCO is also responsible for the Firm’s maintenance of copies of each completed Acknowledgement for a minimum of five years from the end of the fiscal year in which the applicable individual ceased to be subject to this Code, such documents to be retained in an appropriate office of the Firm except that during the last three years of the retention period such documents may be maintained in an easily accessible place.

II      DUTY TO REPORT VIOLATIONS OF THIS CODE AND SANCTIONS

A.	Duty to Report Violations of this Code

Firm Personnel are required to report promptly any violation or potential violation of the Code to the Firm’s CCO. Any such report shall be maintained in confidence and no retaliation shall be made against the individual making such report and, indeed, any retaliation for the reporting of a violation of the Code shall itself constitute a violation of the Code.

Protection of Whistleblower Rights

Notwithstanding anything herein to the contrary, the foregoing reporting obligations should not be understood (i) as in any way limiting any individual from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the SEC, the Department of Justice, or any other governmental, law enforcement, or regulatory authority, regarding any possible securities law violation; or (ii) requiring any individual to advise or seek permission from the Firm before engaging in any such activity. No retaliation shall be made against any individual by the Firm or any Firm Personnel on account of an individual exercising the above rights.

Action Required to be Taken by all Firm Personnel: Any individual that becomes aware of a violation of this Code must promptly report such violation to the CCO or, where the individual believes the CCO is implicated in the violation being reported, to a member of the Firm’s senior management.

B.	Review and Investigation

The CCO shall be responsible for the prompt review and investigation of any violations of the Code reported to, or independently discovered by, the CCO. As part of such review, the CCO shall consider whether any substantiated material violation of the Code that is brought to the CCO’s attention indicates a need (i) for heightened supervisory procedures, and, if so, the means by which such need should be addressed, and (ii) any change in the Firm’s procedures or policies or applicable controls. The CCO shall also consider whether a substantiated material violation, or any sanction imposed as a result thereof, requires disclosure or reporting, to any regulatory, law enforcement or other outside party or disclosure in the Firm’s Form ADV or otherwise. The CCO shall also be responsible for reporting any substantiated material violations of the Code to appropriate senior management within the Firm and, if relevant, to the CCO of any Fund advised by the Firm. The CCO shall also be responsible for appropriately documenting such review and investigation, the reporting thereof to senior management and the CCO of any Fund, and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received reports of violations of this Code and of any independently discovered violations and shall document the CCO’s prompt review and investigation thereof, the reporting of any substantiated material violations of the Code to appropriate senior management within the Firm and of any responsive action taken as a result thereof. The CCO shall

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maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

1.	Involvement of Legal Counsel

Notwithstanding the assignment of responsibility to the CCO with respect to the review and investigation and reporting of violations, where it is determined that sufficient reasons exist for any such review, investigation, or reporting to be conducted under the direction of legal counsel, such counsel shall have the ultimate responsibility for the conduct of such review, investigation, and the reporting and documentation thereof.

C.	Sanctions

1.	Possible Sanctions

Possible sanctions for violation of this Code may include, but need not be limited to, reprimands, monetary fines, suspensions, reduction in responsibilities, grade or title, or termination. Sanctions are imposed by the Firm’s senior executive officers with the advice and involvement of the Firm’s CCO.

2.	Requirement that CCO be Informed of all Internal Discipline

No internal discipline shall be imposed on any Firm Personnel for violation of this Code without the underlying matter and the sanction to be imposed being first being brought to the attention of the CCO.

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III      GENERAL STANDARD OF CONDUCT

The Firm is committed to maintaining the trust and confidence of its clients, to upholding high standards of integrity and business ethics and professionalism, and to compliance with legal and regulatory requirements and its own internal policies and procedures.

The Firm’s continued success is dependent upon its reputation. Compliance with these standards is crucial to the Firm’s reputation and, therefore, its long-term success.

The general standard of conduct required by all Personnel reflects a number of underlying requirements including:

•	The fiduciary duty owed by the Firm and its Personnel to its clients;

•	The Firm’s intent to adhere to good business practices;

•	Applicable legal and regulatory requirements;

•	The Firm’s own internal policies and procedures; and

•	Representations that the Firm has made to its clients.

A.	Fiduciary Duty

The Firm and all Personnel owe a fiduciary duty to the Firm’s clients. This means that the Firm and its Personnel must always place the interests of the clients first and may not put their own interests ahead of their clients’ interests or otherwise abuse their position of trust and responsibility. More specifically, the Firm’s fiduciary duty to the Firm’s clients requires that Personnel must, fully and fairly, disclose all conflicts of interests and all facts that may be material to the client’s economic interest or decision-making.

B.	Adherence to Good Business Practices

The Firm expects all Personnel to adhere to the principles of good business practice. At a minimum, this requires Personnel to engage in fair and honest conduct in all their dealings and to perform their functions and meet their responsibilities with a degree of professionalism reasonable to the circumstances.

C.	Compliance with Applicable Federal Securities Laws and Other Requirements

The Firm and all Personnel are required to comply at all times with all applicable securities laws as well as the Firm’s own internal policies and procedures.

While many applicable legal and regulatory requirements are reflected in this Code or the Firm’s other policies and procedures, Personnel should not assume that this is true of every relevant securities law or regulation. As a result, Personnel must take the responsibility to inform themselves of, and understand, the legal and regulatory requirements applicable to their

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activities. For this same reason, the Firm expect all Personnel to stay current with respect to applicable regulatory and legislative developments.

D.	General Antifraud Prohibitions

Without limiting the foregoing, Firm Personnel are prohibited from:

•	Employing any device, scheme, or artifice to defraud a client or prospective client;

•	Engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client;

•	Making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make a statement made not misleading; or

•	Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative.

E.	Client Representations

The Firm and all Personnel are also expected to comply with any representations that the Firm has made to its clients, including, but not limited to, representations that are made in formal agreements or client offering documents (where applicable to the Firm).

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IV      CONFLICTS OF INTEREST

A.	General Statement of Policy

The fiduciary duties imposed on the Firm and its Personnel require all Personnel to be sensitive to the possibility of conflicts of interest, whether real or apparent, in transactions with clients. This includes conflicts between the interest of the Firm or Firm Personnel and Firm clients as well as conflicts between two clients. As a general matter, conflicts should be avoided. Where they cannot be avoided, it will generally be the case that they should be disclosed and specific consent obtained from the client with respect thereto. When in doubt, Personnel should contact their supervisor or the CCO for advice.

B.	General Description of Conflicts

While it is impossible to describe all conflicts that may arise, in general, conflicts will include various practices in which the Firm or any Personnel have a pecuniary or other interest in recommending or undertaking a transaction for a client. It is important to understand that a conflict does not require that the client suffer any actual harm. It also does not require that the improper interest in question be tangible or otherwise quantifiable or even certain. It is enough if the improper interest is, or could be viewed as, a motivating factor in the Firm or Personnel recommending or undertaking the transaction.

An improper interest may be economic, personal or otherwise. In the case of an economic interest, the interest may be a positive benefit or the avoidance, or minimization of, a negative economic result, e.g., the avoidance of an expense or a loss, or loss minimization.

Improper interests can include a wide variety of situations, including situations where:

•

The transaction allows the Firm or Personnel to generate fees or profits, or avoid losses or expenses, from another relationship as, for example, is the case with respect to the receipt of finder’s fees, outside commissions or bonuses;

•	The Firm or Personnel are directly interested in the transaction as, for example, is the case with respect to principal transactions;

•	The transaction benefits a third party in which the Firm or any Personnel has an ownership or other economic interest; or

•	The transaction provides a benefit to a third party, rather than to the Firm or any Personnel directly, for an improper purpose as, for example, one that:

•	involves any quid pro quo, e.g., where the benefit is returned to the Firm or Personnel in some manner;

•	is done to benefit a spouse or child or other person for personal reasons; or

•	is done to repay a favor or out of gratitude or for the purpose of obtaining or continuing to receive lavish gifts or entertainment.

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Without limiting the generality of the foregoing, all Personnel should avoid any investment, interest, association or other relationship that interferes, might interfere, or even might be perceived as interfering with the independent exercise by the individual of good judgment in the best interest of the Firm’s clients.

C.	Particular Conflicts

1.	Conflicts Related to the Provision of Disinterested and Impartial Advice or Undertaking a Transaction on Behalf of a Client

Any advice or recommendation, or transaction undertaken on behalf of a client, must be disinterested and impartial. An interest in a security or issuer, whether direct or indirect, or a relationship with an issuer, may support an inference that advice or a recommendation or the undertaking concerning such security or the securities of an issuer was not disinterested and impartial.

Accordingly, to minimize the possibility of such conflicts the Firm have adopted policies discussed elsewhere herein with respect to:

•	The investment activities of Firm Personnel (see Sections VII and VIII hereof);

•	The holding of any position (e.g., as a director or trustee) with an issuer or its affiliates (see Section IX hereof); or

•	Any present or proposed business relationship with an issuer or its affiliates (see Section IX hereof).

2.	Appropriation of Client Information for Personal Benefit

Firm Personnel may not trade or recommend trading in securities on the basis of client information, including information related to client positions, trades, or strategies. This means that trades and recommended trades by Personnel should always be based upon an investment assessment that is independent of any nonpublic client information.

3.	Selecting Suppliers and Service Providers

The acceptance of any compensation or other benefit from a supplier or service provider to the Firm, especially one involving expenses that are, directly or indirectly, borne by the Firm’s clients, may also be perceived as a conflict in that it may lead to a perception that the provider’s selection may not be in the clients’ best interest. Accordingly, the Firm’s use of any brokerage firm or other vendor or service provider may be subject to separate policies and procedures subjecting such use to a pre-approval process and other requirements for the purpose of minimizing the possibility of such conflicts. Moreover, Personnel may not accept compensation, whether in the form of cash or otherwise, for their own benefit from a service provider except in accordance with the provisions of Subsection B of Section IX hereof, which relates to receipt or payment of third party compensation, and Section X hereof, which relates to gifts and entertainment.

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V      CONFIDENTIALITY/PRIVACY

A.	General Statement of Policy — Confidentiality

All Firm Personnel have a duty to safeguard and treat as confidential all nonpublic information concerning the Firm, its clients, investors in Funds advised by the Firm, and all transactions in which the Firm or its clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice furnished to the client. Moreover, employees may only use the Firm or client information within the scope of their employment and, accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

B.	Sharing of Information Within the Firm

Firm Personnel should only share confidential client or proprietary information within the Firm with individuals that have a legitimate business need for knowing the particular information. In addition, Personnel should not share information in violation of any information barrier implemented by the Firm as a means of isolating certain kinds of sensitive information so that it is not available to Personnel that perform “public” functions, such as the making of recommendations or giving of advice with respect to trading. Employees should bring to the attention of the CCO any attempt by other Personnel to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to bring to the attention of the CCO any attempt by other Personnel to solicit or obtain confidential client or proprietary information for which they do not have a legitimate business need.

C.	Sharing of Information Outside the Firm

Firm Personnel should not discuss or share confidential client or proprietary information with individuals outside the Firm, other than with parties that both have a legitimate need to know such information and have either provided a confidentially agreement that covers such information, which, in accordance with the Firm’s policies, has been reviewed and approved by the Firm, or are themselves under a separate duty to maintain the confidentiality of the information, such as, for example, the Firm’s outside counsel or accounting firm, or employees of regulated entities such as broker/dealers, clearing firms or transfer agents. When any doubt exists as to the need for a confidentially agreement, employees should contact the CCO.

D.	Reasonable Safeguards

Firm Personnel should use special care to limit the possibility of inadvertent disclosure of client or proprietary information. In particular, Personnel should:

•	Keep their desk and work areas clear of all confidential information when they are not present;

•	Secure all laptops, mobile phones, iPads, and other such devices when unattended;

•	Dispose of confidential documents by shredding them or placing them in confidential document waste bins or otherwise complying with proper document destruction procedures;

•	Keep sensitive information removed from the office out of public view;

•	Limit discussions of such information within the Firm to individuals who have a legitimate business need for knowing the particular information; and

•	Consider whether the use of a code name in place of an issuer’s name may be advisable.

Personnel should not:

•	Leave confidential information in the open, including in a conference room, once a meeting is over;

•	Discuss confidential information in places where it may be inadvertently overheard by unauthorized persons, such as in elevators, public transportation, restaurants or the like;

•	Discuss confidential information while using a speaker-phone that is turned up loud enough to be overhead by visitors or unauthorized Personnel; or

•	Discuss confidential information with individuals outside the Firm except in accordance with the policy set forth above.

E.	Reporting of Possible Confidentiality Breach

Personnel should promptly bring to the attention of the CCO any reasonable suspicion that an unauthorized person has obtained confidential information.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to bring to the attention of the CCO any reasonable suspicion that an unauthorized person has obtained confidential information.

F.	Review and Investigation

The CCO shall be responsible for the review and investigation of any report of a possible confidentiality breach or of any improper attempt to solicit or obtain confidential client or proprietary information. The CCO shall also be responsible for reporting any substantiated, material breach to appropriate senior management within the Firm. The CCO shall also be responsible for appropriately documenting such review and investigation, the reporting thereof to senior management, and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received reports of a possible confidentiality breach or of any improper attempt to solicit or obtain confidential client or proprietary information. The CCO shall document the

CCO’s review and investigation thereof, the reporting of any substantiated material violations of the Code to appropriate senior management within the Firm and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

VI      PROHIBITION AGAINST INSIDER TRADING

A.	Firm Policy – Insider Trading

It is unlawful for any person to trade on one’s own behalf or on behalf of others, or to “tip” or recommend trading in securities on the basis of material nonpublic (i.e., inside) information concerning an issuer or to pass such information to others improperly. Violations of the foregoing can result in severe civil and criminal penalties for the individuals involved and can result in the imposition of significant penalties on the Firm.

The possession of material nonpublic information by any employee or other Personnel may be attributed to the Firm generally unless the information is effectively isolated by the use of information barriers so that it is not available to employees that perform public functions, including trading and the making of recommendations or giving of advice with respect to trading. A breach of the Firm’s information barriers so that nonpublic information is not confined to Personnel that do not perform public functions, can result in the Firm being required to suspend activities involving trading and the making of recommendations in whole or in part for some indefinite period of time in certain circumstances.

As a result, strict compliance with all applicable procedures that the Firm institutes to contain the flow of material nonpublic information is required of all Personnel. Moreover, and as described more fully below, Personnel that become aware of information that is, or maybe, nonpublic must promptly contact the CCO and otherwise comply with the requirements of Subsection D below. This obligation to contact the CCO applies not only to information that originates from outside the Firm but also applies to information originating with the Firm, i.e., when Firm Personnel are contacted by another employee for the purpose of communicating material nonpublic information as to which the employee was previously unaware

Upon being informed of any such matter, the CCO will, in accordance with Subsection E below, make a determination of whether informational barriers, trading (as a firm or for personal trades or both) or other restrictions or controls should be put in place to minimize any conflicts of interest that may result or lead to any improper use or dissemination of material nonpublic information by the Firm or its Personnel.

Personnel that have questions concerning the requirements of the policies set forth in this Section are required to consult with their supervisor or the CCO.

Action Required to be Taken by all Firm Personnel: Any individual that comes into possession of information that is or may be nonpublic is required to immediately notify the CCO and comply with the requirements of Subsection D below.

1.	Annual Attestation

Personnel will be required to attest annually to their compliance with the Firm’s policies on insider-trading.

B.	Recognizing Material Nonpublic Information

1.	Nonpublic Information

Typically, for purposes of the U.S. securities laws, information is considered “nonpublic” if the information has not been broadly disseminated to investors in the marketplace, such as by releasing the information over the news wires, disclosing it in public filings (e.g., Forms 10-K or 10-Q) or otherwise disseminating it in a manner that makes it fully available to investors and a reasonable time has elapsed to allow such dissemination.

2.	Materiality

Information is considered “material” if: (1) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or (2) a reasonable investor would consider it as having significantly altered the total mix of information relating to the issuer’s securities. Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding security.

Determining materiality is a fact-specific inquiry, requiring a careful assessment of the inferences a reasonable person would draw from a given set of facts. By way of guidance, the SEC has indicated the following as examples of the types of information or events that may be considered material:

•	Impending or potential mergers, acquisitions, tender offers, joint ventures, or changes in assets, such as a large disposal of the same;

•	Earnings or revenue information and changes in previously disclosed financial information;

•

Events regarding the issuer’s securities, e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders;

•	New products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

•	Significant changes in control or management;

•	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

•	Impending bankruptcies or receiverships;

•	Information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities; and

•	Prepublication information regarding reports in the financial press.

Because assessments of materiality are necessarily highly fact specific, when in doubt Firm Personnel should err on the side of caution and treat the matter in question as material and bring such matter to the attention of the CCO for further consideration.

3.	Breach of Fiduciary Duty or Duty of Trust or Confidence

Generally, except in the case of tender offers (as described in the immediately following subparagraph), the legal prohibitions on the use of material nonpublic information are dependent upon such information being obtained in breach of a fiduciary duty or a duty of trust or confidence (or, directly or indirectly, from someone who has such a duty). Firm Personnel should assume that this standard has been met whenever information is obtained from a board member, officer or employee of a public company, from a person in a relationship of trust or confidence to a public company, e.g., the company’s counsel or accountants, any person that holds information relating to a public company under a confidentiality or non-disclosure agreement as well as officers and employees of such persons, e.g., suppliers and service providers to public companies, or whenever information is given to you in confidence (regardless of whether a formal confidentiality agreement exist). Nevertheless, even where information is obtained outside of a fiduciary relationship or relationship of trust or confidence, the use of material nonpublic information may still trigger regulatory investigations and reputational concerns. For this reason, as a general policy, the Firm prohibits obtaining any material nonpublic information by all Personnel, regardless of whether the information is obtained pursuant to a fiduciary duty or a duty of trust or confidence, except to the extent explicit written approval is obtained from the CCO.

(i)	Special Situations — Tender Offers

Rule 14e-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) specifically prohibits trading or “tipping,” e.g., providing information to third parties, while in the possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either – irrespective of whether the information was obtained in breach of a fiduciary duty or similar duty of trust and confidence. Personnel that become aware of nonpublic information relating to a tender offer must promptly contact the CCO and otherwise comply with the requirements of Subsection D below.

C.	Avoiding the Inadvertent Receipt and Misuse of Material Nonpublic Information

Nonpublic information may come to the attention of Firm Personnel in a variety of ways. Personnel should be aware of the most likely situations so that they can either avoid being inadvertently “tainted” with such information, which as discussed above may impact their ability to perform their usual functions for the Firm as well as the Firm’s ability to engage in business as usual, or take such actions as are described below to minimize the impact such information may have on the Firm and the affected employee.

1.	Intentional Receipt of Material Non Public Information

All Firm Personnel that intend to receive any material non-public information related to a company with a class of publicly traded securities (whether domestic or foreign), must contact the CCO in advance of its receipt. The CCO will determine whether to receive the information and whether to implement informational barriers, trading restrictions and/or other procedures, as appropriate.

Action Required to be Taken by Firm Personnel: Any individual that intends to receive any material non-public information related to a company with a class of publicly traded securities (whether domestic or foreign), must contact the CCO in advance of its receipt.

Action Required to be Taken by CCO: The CCO shall keep a written record of all notifications received regarding the intentional receipt of material nonpublic information and shall document the CCO’s review thereof and any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

2.	Board Seats and Creditor Committees

Firm Personnel may sometimes be asked to sit or act as board members for an issuer of publicly held securities or serve on creditor committees related to publicly held securities. Any such arrangements must be pre-approved under the Firm’s outside business activities procedures and, in connection therewith, the CCO will make a determination of whether trading or other restrictions or controls should be put in place to minimize any conflicts of interest that may result therefrom or prevent the improper use or dissemination of material nonpublic information by the Firm or its employees and as is required to comply with any restrictions imposed by the issuer on its directors.

In addition, Board members of public issuers may also be exposed to material nonpublic information concerning other publicly-held companies that may have dealings with the company on whose board they sit. Personnel sitting on the board of a company or a creditor committee who receive material nonpublic information concerning other publicly held companies must immediately contact the CCO and otherwise comply with the requirements of Subsection D below.

Action Required to be Taken by Firm Personnel: Any individual that is considering acting as a board member for an issuer of publicly held securities must obtain the CCO’s pre-approval pursuant to Section IX A hereof.

Action Required to be Taken by CCO: The CCO shall keep a written record of all received notifications concerning any individual acting a board member of an issuer of publicly held securities and of any responsive action taken as a result thereof. In making any such determination, the CCO shall consider such matters from the perspective of both this Section as well as Section IX A hereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made or, if later, the end of the fiscal year in which any such approved board position ceases, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

D.	Required Steps to Take If Exposed to Material Nonpublic Information

Personnel who believe they have been exposed to or may possess material nonpublic information should cease any further actions in any way related to such information or any issuer to which it relates and immediately take the following steps:

•	Contact the CCO ;

•	Refrain from disclosing the information internally (other than with, or at the direction of, the CCO) or externally;

•

Refrain from recommending or purchasing or selling the subject securities or related securities (whether for a personal account or an account of a client) or otherwise attempting to take advantage of the information whether for one’s own benefit, that of the Firm, a client or any other person; and

•	Comply with any restrictions or controls that are put in place by the Firm in response to such exposure or possession.

Persons having permission to access material non-public information shall review such information in a private office.

No material non-public information may be stored on any network drives to which others (other than the CCO or other approved personnel) have permission to access.

1.	Restrictions on Communication and Information Barriers

Individuals subject to information barriers are prohibited from discussing the information that gave rise to the information barrier except:

•	Among other individuals who are part of the same walled off group; or

•	With the Firm’ legal counsel, CCO or such other persons as the CCO shall specifically direct.

E.	Responsibilities of the CCO Upon Receipt of Notification of Possible Receipt of Material, Nonpublic Information/Imposition of Information Barriers

Upon the receipt of any notification with respect to the receipt by Personnel of possible material, nonpublic information, the CCO, in conjunction with legal counsel if deemed necessary, shall be responsible for making a determination of whether the information is material and nonpublic and whether any actions or precautions should be taken, including restricting the Firm’ activities in any way or placing an information barrier around the individual involved in such matter together with any other relevant individuals from the public portions of the Firm. The CCO shall also be responsible for appropriately documenting such review and determinations and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received notifications concerning the possible receipt of material, nonpublic information and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made or, if later, the end of the fiscal year in which such information was made public or no longer considered to be material, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

F.	Maintenance of Restricted and Watch Lists

The CCO is responsible for maintaining the Firm’ Restricted and Watch Lists. The Restricted List is generally disclosed to Firm Personnel and consists of a list of issuers in which Personnel are prohibited from trading, absent an exemption from such restriction. The Watch List is not generally disclosed to Personnel and consists of a list of issuers as to which a limited or select group of Personnel may be in possession of material nonpublic information or other sensitive information. The Watch List facilitates monitoring of trading in such issuer without “tipping” a wider group of Personnel as to the status of the issuer. As a general matter, the CCO shall be responsible for the determination to add or remove an issuer from either list.

Action Required to be Taken by the CCO: The CCO shall maintain the Firm’s Restricted and Watch Lists and shall keep a written record of all changes thereto, which shall also document the reason for such change. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such change was made or, if later, the end of the fiscal year in which any security was removed from the Firm’s Restricted or Watch Lists, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

VII      REPORTING OF ACCOUNTS AND TRANSACTIONS INVOLVING

SECURITIES AND OTHER FINANCIAL PRODUCTS

A.	General Statement of Firm’ Policy With Respect to Accounts and Notification

As provided further below, all Firm Personnel are required to provide timely notices to the Firm with respect to outside accounts for a Covered Person or Immediate Family Member, each as hereinafter defined, for the purchase, holding or disposition of any financial product, e.g., a security, future, commodity, or any derivative thereon, provided that no individual shall be required to provide a notice with respect to an account of an Immediate Family Member to the extent the individual has provided the Firm a written certificate to the effect that such individual has no direct or indirect influence or control over such account.

The term “Covered Person” shall mean any account that is beneficially owned by (i) an individual who is subject to these procedures; (ii) such individual’s spouse or domestic partner; (iii) such individual’s child or a child of the individual’s spouse or domestic partner, provided, in each case, the child resides in the same household with, or is financially dependent upon, the individual; and (iv) any account as to which the individual has discretionary authority or direct influence or control, including any account for which an individual acts as trustee, executor or custodian, but excluding any account for a Firm client to the extent the discretion is exercised on behalf of the Firm.

The term “Immediate Family Member” shall mean, any grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in law, brother-in law, or sister-in-law, but only to the extent such family member shares a household with the individual.

B.	Initial and Annual Holdings Notifications Report

All Firm Personal are required to submit to the CCO a Holdings Notification Report, as hereinafter described, with respect to each outside account for a Covered Person or Immediate Family Member (collectively, a “Covered Account”) within ten (10) days of first becoming subjected to the requirements of this Code and, annually thereafter, within 45 days following January 1st of each year. A Holdings Notification Report shall be provided using a copy of the form (or its substantial equivalent) attached hereto as Exhibit VII B, shall be current as of January 1st or in the case of an initial Holding Notification a date no more than 45 days prior to the date of submission, and shall include the following information:

•

The title, number of shares and principal amount of each security or financial product, other than an Excluded Product, as hereinafter defined, in which the individual has any direct or indirect beneficial ownership;

•	The name of any broker, dealer, bank or other party through whom an account is held for the direct or indirect benefit of the individual; and

•	The date of the Holding Notifications Report.

Action Required to be Taken by Firm Personnel: Firm Personnel are required to provide a Holdings Notification Report to the CCO within ten days of first being subject to the

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requirements of this Code and, annually thereafter, within 45 days following January 1st of each year.

For purposes hereof, the term “Excluded Products” means the following:

•	Direct obligations of the government of the United States (Note: this does not include obligations of any state, including obligations of any municipality or state agency).

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

•	Shares issued by money market funds.

•	Shares in open-end investment companies (Note: this does not include open-end investment companies that are advised or sub-advised by the Firm or any affiliate).

•	Exchange traded funds (“ETFs”).

•	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by the Firm or any affiliate.

•	Nonfinancial commodities (e.g., pork belly contracts).

•	Investments in 529 plans not managed, distributed, marketed or underwritten by the Firm or any of its affiliates.[2]

C.	Disclosure and Furnishing of Quarterly Transaction Reports Regarding Financial Products

No later than thirty days after the end of each calendar quarter, all Personnel must provide the CCO with a Quarterly Holdings Notification Report, as hereinafter describe, for all transaction during the covered quarter relating to any Covered Person or Immediate Family Member for the purchase, holding or disposition of any financial product, provided no Quarterly Holdings Notification Report need be submitted if it would duplicate information contained in broker trade confirmations or account statements that have been provided to the Firm no later than 30 days after the end of the applicable calendar quarter. A Quarterly Holdings Notification Report shall be provided using a copy of the form (or its substantial equivalent) attached hereto as Exhibit VII C. A Quarterly Holdings Notification Report shall be current as of the end of the quarter to which the report relates and, with respect to all transactions, other than “Excluded Transactions”, as hereinafter defined, shall include the following information:

•

The date of the transaction, the type of product and, as applicable, the exchange ticker symbol or CUSIP, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security or financial product involved;

2 See SEC no-action letter, WilmerHale, July 28, 2010.

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•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security or financial product at which the transaction was effected;

•	The name of the broker, dealer, bank or other party with or through which the transaction was effected; and

•	The date of the Report’s submission.

In the event any account in which financial products were held for any Covered Person or Immediate Family Member was established during the covered quarter, the Quarterly Holdings Notification Report shall also include the following information:

•	The name of the broker, dealer, bank, or other party with or through which the account was established;

•	The date that the account was established; and

•	The date of the Report’s submission.

Action Required to be Taken by Firm Personnel: Firm Personnel are required to provide a Quarterly Holdings Notification Report to the CCO within thirty days of the end of each calendar quarter.

Action Required to be Taken by Firm Personnel: Firm Personnel are required to provide a Quarterly Holdings Notification Report to the CCO within thirty days of the end of each calendar quarter.

For purposes hereof, the term “Excluded Transaction” means any of the following:

•	A transaction involving an Excluded Product or a “Non-Volitional Transaction,” as hereinafter defined;

•	A transaction as to which all of the information required to be reported is contained in a broker trade confirmation or account statement that has been previously provided to the Firm;

•

A transaction pursuant to an “Automatic Investment Plan,” which, in accordance with Investment Company Act Rule 17j-1(a)(11), means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation and which includes a dividend reinvestment plan.

For purposes hereof, the term “Non-Volitional Transaction” means any transaction effected for any account over which the applicable Personnel had no direct or indirect influence or control, including transactions such as demutualization, stock splits, stock from mergers or spin-offs, automatic tender offers or stock dividends.

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D.	Miscellaneous Provisions

Notwithstanding the foregoing, the Firm reserve the right to:

•	Limit the particular firms at which financial accounts may be opened and carried, provided that the CCO may grant exceptions to such policy in the case of hardship or for other good cause;

•	Condition use of a particular broker or other firm that carries any financial account on such firm agreeing to provide copies of account statements and confirmations to the Firm; and

•	Require such additional information regarding any holding of, or transactions in, financial products as the CCO shall require.

E.	Timely Receipt and Review of Reports By CCO

The CCO shall be responsible for confirming the timely receipt of all required Holdings Notification Reports and Quarterly Reports and the review, on a regular basis, of any Holdings Notification Reports and Quarterly Transaction Reports received by the Firm. The CCO shall maintain copies of such Reports together with documents reflecting the CCO’s review thereof and of any responsive action taken as a result thereof and shall maintain such Reports and documents for a minimum of five years from the end of the fiscal year in which such Report was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

Action Required to be Taken by the CCO: The CCO is required to confirm the time receipt of all required Holdings Notification Reports and Quarterly Reports and maintain copies of any such Reports together with documents reflecting the CCO’s review thereof and any responsive action taken as a result thereof and shall maintain such documents for a minimum of five years from the end of the fiscal year in which such request was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

F.	Annual Attestation

Personnel will be required to attest annually to their continued compliance with the foregoing requirements.

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VIII      INVESTMENT ACTIVITIES

A.	Overview

The Firm impose a number of restrictions on trading and investment activities by Firm Personnel. These restrictions are designed to assist the Firm in complying with applicable legal and regulatory requirements; to help avoid conflicts of interest, including apparent conflicts; and, ultimately, to protect the Firm’ reputation.

B.	Provisions of General Applicability

1.	Prohibition on Doing Indirectly What Cannot Be Done Directly

Firm Personnel are expected to comply with both the letter and the spirit of the restrictions and prohibitions set forth in this Code. Accordingly, to the extent any transaction would put an individual in an economic position that would be substantially equivalent to a prohibited or restricted transaction, such transaction is similarly prohibited or restricted. By way of illustration, where a long position in an underlying equity would be prohibited, it would be prohibited for an individual to establish a derivative or synthetic position that achieves similar economics.

2.	When in Doubt

When in doubt as to the applicability of these restrictions and prohibitions to any transaction, Personnel should either refrain from entering into the transaction or discuss the matter with their supervisor or the CCO.

3.	Breaking Trades

As all or part of a sanction imposed, the Firm may require that Personnel break or unwind any transaction entered into by any Personnel in violation of these provisions. In such case, the Firm shall not have any obligation to reimburse the individual for any loss suffered as a result thereof and any realized profits shall be disgorged and provided to a charitable organization chosen by the Firm.

4.	Hardship

The CCO may grant exceptions to certain restrictions or prohibitions set forth herein in the case of hardship or for other good cause, provided that any such exemption shall be documented and otherwise in compliance with any applicable legal requirements.

C.	Prohibitions and Pre-Approval Requirements of General Applicability

1.	Prohibited Transactions

Nonpublic Information. All Firm Personnel are strictly prohibited from trading or participating in any investment activity, including without limitation the making of any recommendation, whether on their own behalf or on behalf of a client of the Firm or other third party, on the basis

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of material nonpublic information or nonpublic client information, including client securities information.

Manipulative Conduct. Personnel are strictly prohibited from engaging in any trading or investment activity that constitutes manipulative conduct. This would include trades that do not have a bona fide purpose, e.g., that are done to influence market price or convey a false appearance of price movement or volume.

Fraud. Personnel are strictly prohibited from participating in any investment activity that is known to any such individual to involve fraudulent activities such as forgery, non-disclosure or misstatement of material facts or the taking of any action that is meant to conceal or misrepresent the actual facts of a matter. This would include, for example, knowingly backdating a document or recording a trade as occurring at an incorrect time.

Restricted List. Absent an exception specifically granted by the CCO, Personnel are prohibited from trading or participating in any investment activity in any security on the Firm’ Restricted List.

Uncovered Short Trade. Personnel are prohibited from entering into an uncovered short trade.

Uncovered Option. Personnel are prohibited from writing an uncovered option.

2.	Transactions Requiring Pre-Approval

All Firm Personnel are prohibited from engaging in any Restricted Transaction (as defined below) without first obtaining prior approval by the CCO. In considering any such trade, Personnel should understand that the CCO will be under no obligation to respond to any request for approval within any stated time and once any such matter is considered may withhold approval for any reason or for no reason at all and, in any event, will withhold approval where it is determined that any such transaction may be legally uncertain, may give the appearance of a conflict of interest, or may expose the Firm to reputational risk, risk of regulatory inquiry or other harm, no matter how remote. Pre-approval shall be obtained using the form provided as Exhibit VIII C (or its equivalent as determined in the judgment of the CCO).

For purposes hereof, a Restricted Transaction shall mean:

•

Acquiring ownership, directly or indirectly, in any security issued in an initial public offering or a limited offering or private placement (each as defined below), including any interest in a hedge fund;

•	Transfers of interest in private placements sponsored by the Firm, other than transfers for estate planning purposes or that are court-mandated; and

•	Transactions involving securities issued by a client of the Firm.

Requests for approval must be submitted directly to the CCO. When considering approval of any request, the CCO will take into consideration whether the investment opportunity is one that

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should have been reserved for clients and whether the opportunity is being offered by virtue of the individual’s position with the Firm.

(i)	Initial Public Offering Defined

For purposes of the foregoing, the term “initial public offering” shall mean an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

(ii)	Limited Offering and Private Placement Defined

For purposes of the foregoing, the terms “limited offering” or “private placement” shall each mean an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(6), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors.

Action Required to be Taken by Firm Personnel: All Firm Personnel are responsible for obtaining pre-approval of all Restricted Transactions.

3.	Requirements Relating to Pre-approval

Pre-approval requests must be made directly to the CCO. Individuals that make a pre-approval request may be required to supply certain key information and to make certain certifications, such as that they have no knowledge that the financial product is under active consideration for purchase or sale by the Firm for their clients. Pre-approval shall be obtained using the form provided as Exhibit VIII C (or its equivalent in the judgment of the CCO).

Any transaction as to which pre-approval has been obtained must be completed within the two business days following the day pre-approval is obtained. Transactions, or portions thereof, not completed within these times constraints must be immediately canceled and, thereafter, may only be completed following the obtaining of a new pre-approval. The CCO may waive the two-day requirement in the CCO’s sole judgment.

Limit orders, once approved, are not subject to further pre-approval, unless the limit or other factors is changed.

NOTE: Post-approval is not permitted. Any trade completed before pre-approval is obtained or after the approval window has terminated may be broken or unwound as provided at Section VIII. B. 4 and may result in disciplinary action.

(i) Pre-approval is not required for the following types of transactions:

•	Purchase or sales involving an Excluded Product;

•	Purchase or sales pursuant to an Automated Investment Plan;

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•	Assignment of options or exercise of an option at expiration;

•	Purchase or sales of shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by an Adviser or any affiliate.

(ii) De minimis exception

Preclearance also is not required for any trade of (i) any equity security that results in an aggregate beneficial ownership of 1,000 shares or $50,000, whichever is less in dollar terms, or (ii) any debt security that results in an aggregate beneficial ownership of debt having a market value of $50,000, except for trades involving:

•	An initial public offering;

•	A limited offering or private placement, including any interest in a hedge fund;

•	Any transactions involving securities issued by a client of the Firm; or

•	Any transaction involving a security for which pre-approval has been denied within the past fifteen days.

D.	CCO Review of Reports

The CCO shall be responsible for confirming the timely receipt of all required Holdings Notification Reports and Quarterly Reports and the review, on a regular basis, of any Holdings Notification Reports and Quarterly Transaction Reports received by the Firm. The CCO shall maintain copies of such Reports together with documents reflecting the CCO’s review thereof and of any responsive action taken as a result thereof and shall maintain such Reports and documents for a minimum of five years from the end of the fiscal year in which such Report was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

Action Required to be Taken by the CCO: The CCO is required to maintain copies of any pre-approval requests together with documents reflecting the CCO’s review thereof and shall maintain such documents for a minimum of five years from the end of the fiscal year in which such request was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

E.	Annual Attestation

Personnel will be required to attest annually to their continued compliance with the foregoing requirements.

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[Omitted]

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XIII      ADMINISTRATION AND ENFORCEMENT OF THIS CODE

A.	Training and Education

The CCO is responsible for training and educating Firm Personnel regarding this Code. Such training will occur periodically and all Personnel are required to attend training sessions deemed mandatory by the CCO.

B.	Annual Attestations

The CCO shall be responsible for obtaining an annual attestation and disclosure from all Firm Personnel on Exhibit XIII B or (or its equivalent as determined in the judgment of the CCO).

C.	Fund Board Approval

Rule 17j-1 under the 1940 Act requires the Firm to have this Code approved by each Fund’s board of trustees (“Fund Board”). Any material amendments to this Code must also be approved by a Fund Board. The CCO is responsible for all material amendments being presented to each Fund for approval.

D.	Annual Review

At least annually, the CCO will review the adequacy of this Code and the Firm’s procedures more generally and the effectiveness of their implementation. This review will include specific consideration of the following:

•	Any compliance matters that arose during the previous year;

•	Any changes in the business activities of the Firm (or any affiliated entities); and

•	Any changes to applicable laws, rules or regulations that might suggest a need to revise this Manual.

The CCO will provide a written report to senior management regarding the annual review. The report will identify any material violations of this Code and the Firm’s procedures more generally and of any applicable laws, rules and regulations identified during the preceding fiscal year and any actions taken or recommendations for actions to rectify such violations, including adoption of additional policies and procedures or modifications to existing policies and procedures. The CCO will be primarily responsible for the implementation of such additional or modified policies and procedures.

E.	Annual Report to Fund Boards

As required by Rule 17j-1 under the 1940 Act, no less frequently than annually, the CCO and other senior management shall furnish a written report to each Fund Board, which shall describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(e)(2) of the 1940 Act, not previously reported to the board, including any information regarding sanctions and remedial actions taken in response thereto. The report will:

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•	List all waivers given by quantity and type and describe any waivers that might be considered material or important by the board;

•	List all approvals of investments in IPOs and Limited Offerings that were granted; and

•

Certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the Firm and has found that they are reasonably designed to prevent violations of the Federal Securities Laws and of the Code itself.

F.	Document Retention Requirements

In addition to any recordkeeping responsibilities set forth elsewhere herein, the CCO is responsible for maintain the following records pertaining to this Code:

•	A copy of each Code and all amendments thereto that has been in effect at any time during the past five years;

•	A record of any violation of this Code and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

•

A record of all acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, subject to this Code (these records must be kept for five years after the individual ceases to be subject to this Code);

•	Holdings and Transactions Reports made pursuant to this Code, including any brokerage confirmation and account statements provided in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five (5) years were, Access Persons;

•

A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in Restricted Securities and limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five (5) years; and

•	A copy of reports provided to the Firm’s senior management or to the Fund Board regarding this Code.

Unless specified otherwise, the above records must be maintained for the past five (5) years with at least the prior two years maintained at the Firm’s main office and, thereafter, in a readily accessible place.

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